Exhibit 10.16

MODIVCARE INC.
_________________________

DIRECTOR COMPENSATION SUMMARY

As compensation for their service as directors of ModivCare Inc. (the “Company”), each non-employee member of the Board of Directors (the “Board”) who does not have a written letter agreement with the Company providing for an alternative compensatory arrangement receives the following combination of cash and Company equity (prorated for partial periods of service):

•an annual cash retainer of $85,000;
•for service as Chair of the Board, an additional annual cash retainer of $35,000;
•for service on the Audit Committee of the Board:
oas Chair, an additional annual cash retainer of $35,000; and
oas non-Chair member, an additional annual cash retainer of $15,000;
•for service on the Compensation and Nominating and Governance Committees of the Board:
oas Chair, an additional annual cash retainer of $20,000; and
oas non-Chair member, an additional annual cash retainer of $7,500;

with payments of the cash retainers made on a monthly basis in advance of each month of service and an opportunity (as approved from time to time by the Board) to elect to receive unrestricted shares of Company common stock in lieu of cash; and

•an annual Company equity retainer grant with a target value of $130,000, with such value to be based on the closing price of the Company’s common stock as reported on the Nasdaq Stock Market on the grant date.

Such non-employee members of the Board are also reimbursed for reasonable expenses incurred in connection with attending meetings of the Board and its committees.

Non-employee members of the Board who have entered into written letter agreements with the Company have contracted to receive an annual cash retainer of $480,000 (payable monthly in advance) and an additional per diem payment of $7,500 under specified limited circumstances described in the letters, including for days when the director devotes more than four hours of time, excluding time devoted during normal Board meetings, for meetings or activities outside the scope of normal Board duties.